Exhibit 99.1

For Immediate Release	Contact:	Kevin Vaughn
April 5, 2024		Bancorp 34, Inc.
(623) 334-6064
BCTF@Bank34.com

Bancorp 34, Inc. Announces Resignation

of Chief Executive Officer and Appointment of Chairman and Chief Executive Officer

SCOTTSDALE, Ariz., April 5, 2024 /PRNewswire/ — Bancorp 34, Inc. (OTCQB: BCTF) (the “Company”), the parent company for Southwest Heritage Bank (the “Bank”), today announced that Jim Crotty has submitted his resignation as Chief Executive Officer and director of the Company and the Bank, effective April 1, 2024. Mr. Crotty served as Chief Executive Officer of the Company and the Bank beginning in 2020. Under his leadership, the Company has grown to approximately $1 billion in total assets and recently completed its merger with CBOA Financial, Inc., the parent company of Tucson, Arizona based Commerce Bank of Arizona.

In making the announcement, Randy Rabon, Chairman of the Board, said, “We appreciate Jim’s dedication and hard work on behalf of the Company over the past four years, including through the merger with CBOA Financial, Inc., as well as the completion of private placement transactions that brought the knowledge and experience of seasoned institutional investors on board. We wish Jim nothing but the best in his future endeavors.”

“It has been a pleasure leading the organization for the past four years. I wish the organization and its employees the best as I believe Southwest Heritage Bank is very well positioned for future success,” said Mr. Crotty. He added, “I am also looking forward to working with the Bancorp 34 Board of Directors on the transition to new leadership as I pursue new opportunities.”

The Company also announced the appointment of Ciaran McMullan as Chairman and Chief Executive Officer of the Company and the Bank. Mr. McMullan has held multiple CEO roles in the U.S. community and regional banking sector and has extensive international experience at multi-national banking organizations, financial technology companies, and advisory firms. He was most recently President and Chief Executive Officer of Suncrest Bank in California. Prior to that, he held the role of Chief Executive Officer of National Australia Bank’s U.S. regional bank and also served as Chairman of the Great Western Bancorporation.

ABOUT BANCORP 34, INC. – Bancorp 34, Inc. headquartered in Scottsdale, Arizona, is the holding company for Southwest Heritage Bank. Southwest Heritage Bank has eight full-service community bank branches, three in Maricopa County, Arizona, in the cities of Scottsdale and Gilbert; three in Pima County, Arizona, in the cities of Tucson and Green Valley; one branch in Otero County, New Mexico in the city of Alamogordo; and one branch in Dona Ana County New Mexico, in the city of Las Cruces.